EXHIBIT 10.3
2007-09-27

BIO-DIESEL MARKETING CONTRACT

THIS AGREEMENT is entered into by and among Eco-Energy Clean Diesel LLC. (hereinafter "Eco") a Tennessee Corporation with its main office located at 725 Cool Springs Blvd, Suite 500, Franklin. Tennessee 37067, and BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC, (hereinafter BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC) located with its main office at 7910 Lawnsdale Avenue, Philadelphia, PA 19111.

RECITALS:

A.
BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC, who is developing a bio-diesel plant facility producing 60 million gallons per year of bio-diesel located in Philadelphia, Pennsylvania thai desires to establish an output-marketing contract

B.
Eco is a reseller of bio-dicsel and is experienced in the marketing and transportation of such bio- diesel, and is willing to agree to purchase the entire bio-diesel output of the plant and any future  increases in production.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS BETWEEN THE PARTIES:

1.
Eco Services. Eco shall, during the term hereof, purchase the entire output of bio-dicsel and to provide    certain    transportation services to BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. (the "Eco Program"). The Eco services to be provided are set forth in Sections 2 and 3 and the exhibits attached hereto which arc referred to therein.

2.
Eco Take or Pay Bio-diesel Purchases. BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. agrees to sell to Eco, and Eco agrees to purchase from BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. 100% of the production of bio-diesel during the term of the contract, including production in excess of proposed production of 60 million gallons per year. Each potential Eco purchase will be presented to the BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. representative by Eco for verbal approval. BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC shall accept or reject such terms, including, but not limited to purchase price. Upon such verbal approval and purchase, a confirmation of the purchase contract will be submitted to BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. by Eco. encompassing the details of each purchase.

3.	Eco Transportation Services. Eco agrees to provide the transportation services set forth in Exhibit B.

4.
Fees.  BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC shall pay a fee for Eco services and materials provided hereunder of 1.0% of the net purchase price per net gallon for B-100 biodiescl and 1.5% of the net purchase price per net gallon for B—99.9 biodiesel; with a $.015 cpg floor of bio-diesel purchased by Eco during the term of the contract. Such lees shall be payable monthly on actual gallons shipped from the prior month. Payment from BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. shall be subtracted from Eco's first weekly wire payment of the following month for bio-diesel purchases

5.
BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. Representative. BIOFUELADVANCED RESEARCH AND DEVELOPMENT LLC shall designate one or more persons who shall be authorized and directed to receive services hereunder and to make all merchandising, purchasing and sales decisions for BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. All directions, transactions and authorizations given by such representative to Eco shall be binding upon BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. Eco shall be entitled to rely on the authorization of such persons until  it receives written notification from BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. thai such authorization has been revoked. The terms of such purchase orders shall be consistent with the provisions of Exhibit A and may include, but shall not necessarily be limited to, price, volume, delivery schedule, and shipping instructions.

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6.	Eco Limitations.

(a)
Eco assumes no responsibility for the complet'on or performance of any contracts between BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. and BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. customers and suppliers, and BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. agrees they shall not bring any action or make any claim against Eco based on any act, omission or claim of any of BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT' LLC. customers or supplier..

(b)
BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. is responsible to cover all non-deliveries of any product that is contracted between Eco and BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. in a timely manner in order to stay within the time parameters of the contract. Eco will assist in procuring product from other suppliers to cover these non-deliveries.

(c)	If any party terminates this agreement for any reason, both parties will be responsible to complete any existing contracts.

7.	Separability and Non-liability. The sendees, contracts and relationships between BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. and Kco are independent and separable.

8.
Confidentiality Agreement, The parlies agree, to the extent pcrmitled by law, to preserve and protect the confidentiality of the Agreement. Both parlies recognize that federal or slate law may require the filing of the Agreement with, or the furnishing of information to, governmental authorities or regulatory agencies. Both parties further recognize the need, from time to time, for the submission of the Agreement to affiliates, consultants, or contractors performing work on, or relaied to. the subject matter of the Agreement. Buyer and Seller agree to allow the submission of the Agreement to affiliates, consultants, or contractors if such affiliates, consultants, or contractors agree to protect the confidentiality of the Agreement. In the event either party is of the opinion that appli .able law requires it to file the Agreement with, or to disclose information related lo the Agreement (other ihan information required by laws and regulations in effect as of the date hereof to be furnished in periodic reports to governmental authorities) to, any judicial body, governmental authority or regulatory agency, that party shall so notify the other party in writing prior to the disclosure or filing of the Agreement.

9.
Public Disclosure. Any public announcements concerning the transaction contemplated by this letter shall be approved in advance by Eco and BIOFUEL ADVANCED Rl SEARCH AND DEVELOPMENT LLC, except For disclosures required by law, in which case the disclosing party shall provide a copy of the disclosure lo the other party prior lo its public release.

10.
Solicitation. BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. agrees not to contact or interfere with, solicit, disrupt or attempt lo disrupt relationships, contractual or otherwise, between Eco and any of its" customers, employees or vendors.

2007-09-27

11.	Terms and Termination.

(c)
The initial term of this Agreement shall commence on the first day of bio-diesel production and shall continue for Five (5) years. This contract will automatically renew for an additional term of Five (5) years unless BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. gives written notice at least six (6) months prior to the end of the initial term,

(b)
This agreement may be terminated by BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. as to Eco in the event of material breach of any of the material terms hereof bv such other party, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. This agreement may be terminated by Eco as to BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. in the event of material breach of any of the material terms hereof by BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. Any material breach by BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. as to Eco or by Eco as to BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. that cannot be resolved within 15 days, both parlies may mutually agree in writing to the length of time needed lo resolve the material breach.

(c)	This Agreement may also be terminated between either party by the mutual consent of both parties on such terms as the parties may agree.

(c)
In addition to any other method of terminating this Agreement, Eco may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the 30th day following the giving of notice of intent to terminate.

12.
Licenses, Bonds, and insurance. Each party represents that it now has and will maintain in full force and effect during the term of this Agreement, at its sole cost, all necessary state and federal licenses, bonds and insurance in accordance with applicable stale or federal laws and regulations.

13.
Limitation of Liability. EACH PARTY UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE AND INTERRUPTION OF BUSINESS.

14.
Disclaimer BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. understands and agrees that Eco makes no warranty respecting legal or regulatory requirements and risks. BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. shall obtain .such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. business.

15.
Indemnity. The Parties agree that they shall absolve, release and refrain from seeking remedies against each other and their officers, agents, employees, subcontractors and insurers for any and all losses, claims, damages, costs, suits and liabilities for damage, deterioration of quality, shrinkage in quantity, loss of grade or loss of Bio-diesel resulting from the inherent nature of transfer operations and the inherent nature of Bio-diesel provided that this in no way shall relieve the parties for their own negligence, willful misconduct or theft. Each party to this contract shall indemnify, defend and hold the other harmless from claims, demands and causes of action asserted against the other by any person (including without limitation employees of either party) for personal injury or death, or for loss of or damage to property resulting from the willful or negligent acts or omissions of the indemnifying parly, Whore personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct or the Parlies hereto, the Parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct.

2007-09-27

16.
Nature of Relationship. Eco is an independent contractor providing services to BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. No employment relationship, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for its own expenses and costs of performance.

17.
Notices. Any notices permitted or required hereunder shall be in writing, signed by an officer duly authorized of the party giving such notice, and shall either be hand delivered or mailed. If mailed, notice shall be sent by certified, first class, return receipt requested, mail to the address shown above, or any other address subsequently specified by notice from one party to the other.

18.
Compliance With Governmental Controls:  To the extent applicable, the parties agree to comply with all laws, ordinances, rules, codes, regulations and lawful orders of any federal, state or local government authority applicable to the performance of the Agreement, including, without limitation, those pertaining to the environment, safety, health, social security, old age pension, wage hour laws, unemployment compensation, non-discrimination on the basis of race, religion, color, sex or national origin and affirmative action.

19.
New Or Changed Regulations. The parties enter die Agreement in reliance upon the laws, rules, regulations, interpretations, decrees, agreements, and concessions of, and arrangements (hereafter called "Regulations") with governments or governmental instrumentalities in effect on the date of the Agreement with respect to or directly or indirectly affecting the bio-dicsel to be delivered, including without limitation, production, gathering, manufacturing, transportation, sale and delivery thereof insofar as said Regulations affect Eco and their customers.   In the event that at any time subsequent to the date of the Agreement, any of said Regulations are changed or new Regulations are promulgated whether by law, decree, interpretation or regulation, or by response to the insistence or request of any governmental authority or person purporting to act therefore, and the effect of such changed or new Regulation (a) is or will not be covered by any other provisions of the Agreement, or (b) has or will have an adverse economic effect upon the parties to this Agreement or the suppliers or customers of said parties, the parties shall have the option to request renegotiation of the prices and other pertinent terms provided for in the Agreement and their respective effective dates. Said option may be exercised by Eco at any time after such changed or new Regulation is promulgated by giving notice of the exercise of its option to renegotiate prior to the time of delivery of bio-diese) or any part thereof. Such notice shall contain the new prices and terms desired by agreement of Eco and BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC If the parties do not agree upon new prices and terms satisfactory to both parties within ten (10) days after such notice is given. Eco shall have the right to terminate the Agreement at the end of said len (10) day period.

(a)	This agreement is the entire understanding of the parties concerning the subject matter hereof, and it may be modified only in writing signed by the parties.

(b)
If any provision or provisions of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)
No party shall be liable for any failure to perform any or all of the provisions of this agreement if and lo the extent that performance has been delayed or prevented by reason of any cause beyond the reasonable control of such party. The expression "cause beyond the reasonable control" shall he deemed to include, bin not be limited to: acts, regulations, laws, or restraints imposed by any governmental body; wars, hostilities, sabotage, riots, or commotions; acts of God; or fires, frost, storms, or lightning.

(d)	This agreement is not intended lo, and does not, create or give rise to any fiduciary duty on the part of any party to any other.

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(e)
No action, regardless of its nature or form, arising from or in relation to this Agreement may be brought by either party more than two (2) years after the cause of action has arisen, or, in the case of an action for nonpayment, more than two (2) years from the date the last payment was due. Venue for any action arising from or in relation lo this agreement shall be in Philadelphia. Pennsylvania.

(f)	This agreement is governed by and shall be construed under the laws of the State of Pennsylvania.

(g)
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. ECO shall remain the marketer for the Philadelphia, Pennsylvania production facility, in accordance with this Agreement and in the event of a sale, merger or acquisition of BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. by a third party. However, ECO reserves the right to unilaterally terminate the Agreement, due to the sale or merger of BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. to another company if it presents conflict of interest for ECO and its' other projects and/or customers. ECO may assign its rights and duties under this Agreement in connection with the sale, merger, exchange or acquisition of all or substantially all of the assets or stock of ECO and ECO may assign its rights and duties under this Agreement to another company controlling, or controlled by, or under common control with F CO, all without having to obtain the express written consent of the other party.

(h)
This agreement shall be binding upon BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. and this above referenced plant in the event thai the BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. is later changed to any BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. in the alternative. A change in BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. does not void, nor make this contract voidable.

2007-09-27

2007-09-27

EXHIBIT A

Bio-Diesel

Echo shall purchase 100% of the production of bio-diesel of BIOFUEL ADVANCED RESEARCH AND ELOPMENT LLC. plant on the following terms:

1.	Eco will pay Friday of each week for the shipments made by Sunday of the previous week upon receipt of Invoice, Bill of Lading, Return Bill of Lading, and Certificate of Analysis. All paperwork for the previous week's shipments must be received by 12:00 noon Sunday

2.	BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. is responsible for any and all of their local, state and federal tax liabilities.

3.	Eco will provide scheduling and marketing for bio-diesel produced.

4.	Eco will be responsible for receivables risk on bio-diesel.

5.	Eco reserves the right to refuse business to anyone due to credit and market risk

6.
BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. shall meet or exceed all specifications for ASTM D6751-07a fuel bio-diesel and the EN 14214 specification as well as any changes in fuel bio-diesel industry standards that might occur after the execution of this agreement. Proof of such ASTM/EN compliance shall be provided by BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. to Eco in the form of a Certificate of Analysis for each production lot prior to shipment. This Certificate of Analysis must be approved b> Eco's Quality Control Manager prior to acceptance. With regards to internal and external testing the producing plant will follow the BQ 9000 quality standards. BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. must have meters that measure both gross and net 60 degrees Fahrenheit temperature corrected gallons. All loads must be temperature corrected to 60 degrees Fahrenheit, in accordance with industry standards, and comply with any changes to industry standards in the future (including, but no! limited to, temperature correction. ASTM specifications, etc).

7.	BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. will keep Eco informed on production forecasts, as well as daily plant inventory balances.

8.
On all truck and rail shipments title and risk of loss of the bio-diesel will pass at the loading flange between the plant and the truck or railcar. Unless otherwise specified Eco is purchasing all bio-diesel on a FOB plant basis.

9.	BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. will provide a minimum of 14 days storage in separate tanks on the BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. site.

10.	Eco shall deduct all unavoidable costs such as government 1 tariffs or assessment fees, sales taxes, import/export handling fees, assessments, inspection fees, or any other that has been approved by the appropriate member of the board of directors.

11.	Eco shall be notified in writing and mutually agree on any feedstock changes prior to production. Acceptance of feedstock change shall not be unreasonably withheld by Eco.

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EXHIBIT B
Eco Transportation Services

1.
Eco and BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. will mutually agree as to the number of railcars needed and their respective lease rates. The leases of such raiicars shall be responsibility of BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. and BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. will be responsible for securing the railcars.

2.	Eco will negotiate rail rates on behalf of BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC.

3.	All rail contracts will be in the name of BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC, or any BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. name change later chosen in the alternative.

4.	BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. will invoice Eco for rail freight along with a copy of the actual railroad invoice. (This amount will be paid the following Friday upon receipt of invoice.)

5.	Eco will purchase all truck and railcar gallons on an FOB plant basis.

6.	Eco will supply trucks and barges.

7.
Any and all demurrage charges for lime in excess of one (1) hour per truck will be the responsibility of BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC.  Eco will submit an invoice to BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC. for these amounts, to be deducted from the following week's payment. If there is not a scheduled payment from Eco to BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC, it will be the responsibility of BIOFUEL ADVANCED RESEARCH AND DEVELOPMENT LLC to remit payment to Eco in the form of an ACH (or other electronic funds transmission) within 10 days of invoice for these charges.